UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report: August 9, 2007

(Date of earliest event reported)

TEMPLE-INLAND INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, Austin, Texas 78746

(Address of Principal Executive Offices, including Zip code)

(512) 434-5800

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers

On August 9, 2007, as part of its transformation plan, the Board of Directors of the Company approved the following executive compensation actions, all of which are contingent upon completion of the spin-offs announced as part of that plan:

Kenneth M. Jastrow, II Transformation Agreement:

Mr. Jastrow is a party to an employment agreement and a change in control agreement with the Company and participates in various Company benefit plans. Consummation of the transformation plan will constitute a change in control under these agreements thereby entitling Mr. Jastrow to certain previously agreed upon payments and other rights. Mr. Jastrow will be entitled to a change in control payment equal to three years’ pay and benefits and three years’ additional service under the Company’s supplemental executive retirement plan (SERP). The total value of the change in control payments is approximately $20.6 million. Mr. Jastrow has agreed not to compete with the Company for two years following the transformation and will sign a general release of all claims against the Company.

Upon completion of the transformation plan, which is expected to take place by the end of 2007, Mr. Jastrow will step down as Chairman and CEO of the Company. In his 29 years of service with Temple-Inland, Mr. Jastrow has accrued pension and SERP benefits that he is entitled to draw upon his retirement, which will occur January 1, 2008. Pursuant to his existing agreements, Mr. Jastrow will be entitled to an office and secretarial support until age 70, and will be entitled to lifetime medical and dental benefits. Previously granted long term incentive awards of 597,231 restricted and performance shares (that were awarded to Mr. Jastrow over the last seven years) are payable over the next three years. Stock options covering 1,111,188 shares that were awarded over the last nine years will remain exercisable until the expiration of their term. Mr. Jastrow deferred receipt of his bonus in multiple years and will receive 83,245 shares in payment of the deferred compensation in 2008. On August 9, 2007, the Company entered into a Transformation Agreement with Mr. Jastrow to outline the parties’ obligations and payment schedule with respect to his compensation, which is attached in its entirety as an exhibit to this report.

Doyle R. Simons Employment Agreement:

Pursuant to discussions initiated by the Board of Directors in connection with the transformation plan, the Company executed an employment agreement on August 9, 2007 with Doyle R. Simons, who will become Chairman and Chief Executive Officer of the Company upon completion of the transformation plan. The agreement, which only becomes effective upon completion of the transformation plan, has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

During the term of the agreement, Mr. Simons will receive a base salary, which may not be reduced below its level at the time of completion of the transformation plan ($780,000) or any increase subsequently granted. He will be eligible for a performance-based annual cash bonus, employee benefits, equity (long-term incentive plan) grants, and other perquisites.

If Mr. Simons’s employment is terminated within two years after completion of the transformation plan or following a change in control of the Company, he will be entitled to three years’ salary, bonus, and benefits. If Mr. Simons’s employment is terminated by the Company without cause or by Mr. Simons for good reason (including failure to be reelected to the board, required relocation, or failure to pay compensation and benefits) at any time later than two years after the completion of the transformation plan and not following a change in control, he will be entitled to two years’ salary, bonus, and benefits. If Mr. Simons dies or becomes disabled, he or his estate will receive a benefit equal to his salary and target bonus for the portion of the year in which his death or disability occurred.

Other Actions:

Also on August 9, 2007, the Compensation Committee approved an increase in Mr. Maley’s salary to $625,000 effective upon completion of the transformation plan. Mr. Maley will become President and Chief Operating Officer of the Company at that time.

The Compensation Committee also approved amendments to the Company’s SERP to require a mandatory lump sum cash out of an employee’s benefit upon termination of employment.

The Compensation Committee and the Board also approved, in accordance with the applicable provisions of the long-term incentive plans, the following adjustments to the Company’s outstanding long term incentives upon completion of the transformation plan:

1.

Stock Options: On August 6, 2007, the Company announced that it expects to use the majority of the proceeds from the sale of its strategic timberlands to pay a special dividend, which is currently estimated to be approximately $1.1 billion, or $10.25 per share. The exercise price of Company stock options held at the time the dividend is paid will be adjusted for this special dividend. In addition, Company stock options held at the date of the spin-offs will be adjusted into separate options for all three companies, Temple-Inland, Forestar Real Estate Group (“Forestar”) and Guaranty Financial Group (“Guaranty”). The exercise price of the resulting three options will be adjusted such that the total intrinsic value of all three options is equal to the pre-transformation total. The Board believes this approach best and appropriately mirrors shareholder treatment and recognizes that employees helped create the value that is being maximized through the transformation plan.

2.

Performance Stock Units (PSUs): The award cycle for PSUs awarded in 2005 will be completed by the time the transformation plan is completed, and earned amounts will be payable in 2008. Today, 588,000 PSUs granted in 2006 and 2007 were canceled and 588,000 new restricted stock units (RSUs) were awarded to take their place. The new RSUs will vest over the original performance vesting period.

3.

RSU Performance Criteria: RSUs granted in 2006 and 2007 presently have a minimum threshold vesting criteria of 1% return on investment. These 473,900 RSUs were canceled today and 473,900 new RSUs issued that will vest at the original vesting time subject to 1% ROI criteria revised to reflect the transformation plan.

4.

Restricted Shares/Restricted Stock Units (RSUs): RSUs (including the converted PSUs and RSUs issued today) likewise will be converted into awards covering Temple-Inland, Forestar and Guaranty common stock (in the same manner applicable to the common stock of the Company), and all awards will continue to vest over the normal vesting cycle (subject to further adjustment as described below). RSUs will participate in special and quarterly dividends.

5.

Vesting of Terminated Employees: Long term incentive awards of employees terminated in connection with the transformation plan will immediately vest on the date employment is terminated, and continued exercise will be permitted until the expiration of their existing term.

The Compensation Committee and the Board also approved amendments to the Temple-Inland and Guaranty SERPs to permit the cash-out of any executive’s accrued benefit if, as a result of the transformation plan, the employer with which benefits were accrued leaves the controlled group. This will result in the following payments in 2008 to executives who are or may be named executive officers of Temple-Inland for 2007: Randall D. Levy, $102,775; and J. Bradley Johnston, $49,469.

Copies of the Transformation Agreement with Mr. Jastrow and the Employment Agreement with Mr. Simons are filed as exhibits to this current report on form 8-K. The descriptions of those agreements herein are qualified in their entirety by reference to the full text of those agreements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Transformation Agreement between the Company and Kenneth M. Jastrow, II dated August 9, 2007

10.2	Employment Agreement between the Company and Doyle R. Simons dated August 9, 2007

10.3

Employment Agreement between the company and Kenneth M. Jastrow, II, dated February 11, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 11, 2005)

10.4

Change in Control Agreement dated October 2, 2000, between the Company and Kenneth M. Jastrow, II (incorporated by reference to Exhibit 10.22 to the Company’s Form 10-K for the year ended December 30, 2000, and filed with the Commission on March 5, 2001), as amended on February 11, 2005 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 11, 2005)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.
Date: August 10, 2007	By:	/s/ Doyle R. Simons
Name: Doyle R. Simons
Title: Executive Vice President

EXHIBIT INDEX

Exhibit	Description	Page

10.1	Transformation Agreement between the Company and Kenneth M. Jastrow, II dated August 9, 2007	7
10.2	Employment Agreement between the Company and Doyle R. Simons dated August 9, 2007	20